Exhibit 4.4.13
SERIES 2010-1 FLOATING RATE ASSET BACKED INVESTOR NOTE, CLASS B
          CHESAPEAKE FUNDING LLC, a limited liability company formed under the laws of the State of Delaware (the “Issuer”), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of [                    ] Dollars, which amount shall be payable in the amounts and at the times set forth in the Indenture described herein, provided, however, that the entire unpaid principal amount of this Class B Investor Note shall be due on the Final Maturity Date. However, principal with respect to the Class B Investor Notes may be paid earlier under certain limited circumstances described in the Indenture. The Issuer will pay interest on this Class B Investor Note for each Series 2010-2 Interest Period, in accordance with the terms of the Indenture, at the Class B Note Rate for such Series 2010-1 Interest Period. Such interest shall be payable on each Payment Date until the principal of this Class B Investor Note is paid or made available for payment, to the extent funds are available in the Series 2010-1 Distribution Account in respect of the Class B Monthly Interest.
          The principal of and interest on this Class B Investor Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments made by the Issuer with respect to this Class B Investor Note shall be applied first to interest due and payable on this Class B Investor Note as provided in the Indenture and then to the unpaid principal of this Class B Investor Note. This Class B Investor Note does not represent an interest in, or an obligation of, PHH Vehicle Management Services, LLC (“VMS”) or any affiliate of VMS other than the Issuer.
          Reference is made to the further provisions of this Class B Investor Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Class B Investor Note. Although a summary of certain provisions of the Indenture are set forth below and on the reverse hereof and made a part hereof, this Class B Investor Note does not purport to summarize the Indenture and reference is made to the Indenture for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Issuer and the Indenture Trustee. A copy of the Indenture may be requested from the Indenture Trustee by writing to the Indenture Trustee at: The Bank of New York Mellon, 101 Barclay Street, Floor 4W, New York, New York 10286 Attention: Structured Finance Services — Chesapeake Funding, Series 2010-1. To the extent not defined herein, the capitalized terms used herein have the meanings ascribed to them in the Indenture.
          Unless the certificate of authentication hereon has been executed by the Indenture Trustee whose name appears below by manual signature, this Class B Investor Note shall not be

B-1

entitled to any benefit under the Indenture referred to on the reverse hereof, or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by its Authorized Officer.

Date:	CHESAPEAKE FUNDING LLC

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
          This is one of the Class B Investor Notes of a series issued under the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Indenture Trustee

By:

Authorized Signature

REVERSE OF CLASS B INVESTOR NOTE
          This Series 2010-1 Floating Rate Asset Backed Investor Note, Class B, is one of a duly authorized issue of Series 2010-1 Investor Notes of Chesapeake Funding LLC (the “Issuer”) designated its “Series 2010-1 Floating Rate Asset Backed Investor Notes, Class B” (herein called the “Class B Investor Notes”), all issued under (i) an Amended and Restated Base Indenture dated as of December 17, 2008 (such Base Indenture, as amended or modified, is herein called the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee,” which term includes any successor Indenture Trustee under the Base Indenture), and (ii) a Series 2010-1 Indenture Supplement dated as of June 1, 2010 (as amended or modified, the “Series 2010-1 Indenture Supplement”) among the Issuer, PHH Vehicle Management Services, LLC, as Administrator, JPMorgan Chase Bank, N.A., as Administrative Agent, the Non-Conduit Purchasers, CP Conduit Purchaser Groups, Funding Agents and Class B Note Purchasers named therein, and the Indenture Trustee. The Base Indenture and the Series 2010-1 Indenture Supplement are referred to herein as the “Indenture.” The Class B Investor Notes are subject to all terms of the Indenture. All terms used in this Class B Investor Note that are defined in the Indenture, as supplemented, modified or amended, shall have the meanings assigned to them in or pursuant to the Indenture, as so supplemented, modified or amended.
          Subject to the subordination provisions of the Indenture, the Class A Investor Notes and the Class B Investor Notes are and will be equally and ratably secured by the Series 2010-1 Collateral pledged as security therefor as provided in the Indenture and the Series 2010-1 Indenture Supplement.
          “Payment Date” means the 7th day of each month, or, if such date is not a Business Day, the next succeeding Business Day, commencing July 7, 2010.
          “Series 2010-1 Interest Period” means a period commencing on and including a Payment Date and ending on and including the day preceding the next succeeding Payment Date; provided, however, that the initial Series 2010-1 Interest Period shall commence on and include the Series 2010-1 Initial Funding Date and end on and include July 6, 2010.
          As described above, principal of this Class B Investor Note shall be payable in the amounts and at the times set forth in the Indenture, provided, however, the entire unpaid principal amount of this Class B Investor Note shall be due and payable on the Final Maturity Date. All principal payments on the Class B Investor Notes shall be made pro rata to the Class B Investor Noteholders entitled thereto.
          Payments of interest on this Class B Investor Note due and payable on each Payment Date, together with the installment of principal then due, if any, shall be made by wire transfer to the Holder of record of this Class B Investor Note (or one or more predecessor Class B Investor Notes) on the Note Register as of the close of business on each Record Date. Any reduction in the principal amount of this Class B Investor Note

(or any one or more predecessor Class B Investor Notes) effected by any payments made in accordance with the terms hereof and of the Indenture shall be binding upon all future Holders of this Class B Investor Note and of any Class B Investor Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted thereon.
          This Class B Note is nontransferable except in accordance with the Series 2010-1 Indenture Supplement.
          Each Class B Investor Noteholder, by acceptance of a Class B Investor Note, hereby covenants and agrees that, prior to the date which is one year and one day after the later of (i) the last day of the Series 2010-1 Amortization Period and (ii) the last day of the amortization period of any other Outstanding Series, it will not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other similar proceedings under any federal or state bankruptcy or similar law.
          Each Class B Investor Noteholder, by acceptance of a Class B Investor Note, hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper issued by, or for the benefit of, a CP Conduit Purchaser, it will not institute against, or join any other Person in instituting against, such CP Conduit Purchaser (or the Person issuing Commercial Paper for the benefit of such CP Conduit Purchaser) any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other similar proceedings under any federal or state bankruptcy or similar law.
          Each Class B Investor Noteholder, by acceptance of a Class B Investor Note, hereby covenants and agrees that, prior to the date which is one year and one day after payment in full of all obligations under each Securitization, it will not institute against, or join any other Person in instituting against, the Origination Trust, SPV, Holdings, any other Special Purpose Entity, or any general partner or single member of any Special Purpose Entity that is a partnership or limited liability company, respectively, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law.
          Each Class B Investor Noteholder, by acceptance of a Class B Investor Note, hereby represents, warrants and covenants that (a) each of the Lease SUBI and the Fleet Receivable SUBI is a separate series of the Origination Trust as provided in Section 3806(b)(2) of Chapter 38 of Title 12 of the Delaware Code, 12 Del.C. § 3801 et seq., (b)(i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Lease SUBI, the Lease SUBI Portfolio or the Fleet Receivable SUBI shall be enforceable against the Lease SUBI Portfolio or the Fleet Receivable SUBI only, as applicable, and not against any other SUBI Portfolio or the UTI Portfolio and (ii) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other SUBI (used in this paragraph as defined in the Origination Trust Agreement), any other SUBI Portfolio (used in this paragraph as defined in the Origination Trust Agreement), the UTI or the UTI Portfolio

shall be enforceable against such other SUBI Portfolio or the UTI Portfolio only, as applicable, and not against any other SUBI Assets, (c) except to the extent required by law, UTI Assets or SUBI Assets with respect to any SUBI (other than the Lease SUBI and the Fleet Receivable SUBI) shall not be subject to the claims, debts, liabilities, expenses or obligations arising from or with respect to the Lease SUBI or Fleet Receivable SUBI, respectively, in respect of such claim, (d)(i) no creditor or holder of a claim relating to the Lease SUBI, the Fleet Receivable SUBI or the Lease SUBI Portfolio shall be entitled to maintain any action against or recover any assets allocated to the UTI or the UTI Portfolio or any other SUBI or the assets allocated thereto, and (ii) no creditor or holder of a claim relating to the UTI, the UTI Portfolio or any SUBI other than the Lease SUBI or the Fleet Receivable SUBI or any SUBI Assets other than the Lease SUBI Portfolio or the Fleet Receivables shall be entitled to maintain any action against or recover any assets allocated to the Lease SUBI or the Fleet Receivable SUBI, and (e) any purchaser, assignee or pledgee of an interest in the Lease SUBI, the Lease SUBI Certificate, the Fleet Receivable SUBI, the Lease SUBI Certificate, the Fleet Receivable SUBI Certificate, any other SUBI, any other SUBI Certificate (used in this Section as defined in the Origination Trust Agreement), the UTI or the UTI Certificate must, prior to or contemporaneously with the grant of any such assignment, pledge or security interest, (i) give to the Origination Trust a non-petition covenant substantially similar to that set forth in Section 6.9 of the Origination Trust Agreement, and (ii) execute an agreement for the benefit of each holder, assignee or pledgee from time to time of the UTI or UTI Certificate and any other SUBI or SUBI Certificate to release all claims to the assets of the Origination Trust allocated to the UTI and each other SUBI Portfolio and in the event that such release is not given effect, to fully subordinate all claims it may be deemed to have against the assets of the Origination Trust allocated to the UTI Portfolio and each other SUBI Portfolio.
          It is the intent of the Issuer and each Class B Investor Noteholder that, for Federal, state and local income and franchise tax purposes, the Class B Investor Notes will evidence indebtedness of the Issuer secured by the Series 2010-1 Collateral. Each Class B Investor Noteholder, by the acceptance of this Class B Investor Note, agrees to treat this Class B Investor Note for Federal, state and local income and franchise tax purposes as indebtedness of the Issuer.
          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Class B Investor Notes under the Indenture at any time by the Issuer, the Administrator and the Indenture Trustee, with the consent of the Series 2010-1 Required Investor Noteholders. The Indenture also contains provisions permitting the Series 2010-1 Required Investor Noteholders, on behalf of the Holders of all the Series 2010-1 Investor Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Class B Investor Note (or any one or more predecessor Class B Investor Notes) shall be conclusive and binding upon such Holder and upon all future Holders of this Class B Investor Note and of any Class B Investor Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Class B

Investor Note. The Indenture also permits the Indenture Trustee to amend or waive certain terms and conditions set forth in the Indenture without the consent of Holders of the Series 2010-1 Investor Notes issued thereunder.
          The term “Issuer” as used in this Class B Investor Note includes any successor to the Issuer under the Indenture.
          This Class B Investor Note and the Indenture shall be construed in accordance with the law of the State of New York and the obligations, rights and remedies of the parties hereunder and thereunder shall be determined in accordance with such law.
No reference herein to the Indenture and no provision of this Class B Investor Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Class B Investor Note at the times, place, and rate, and in the coin or currency herein prescribed, subject to any duty of the Issuer to deduct or withhold any amounts as required by law, including any applicable U.S. withholding taxes.